Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

East West Bancorp, Inc.:

 We consent to the incorporation by reference in the registration statements (Nos. 333-128828, 333-46718, 333-54538, 333-113478, 333-118677, 333-96193, 333-156567, 333-150353, and 333-161891) on Form S-3 and (Nos. 333-85330, 333-91554, 333-105292, 333-88527, 333-88529 and 333-56468) on Form S-8 of East West Bancorp, Inc. of our report dated January 21, 2010, with respect to the statement of assets acquired and liabilities assumed by East West Bank (a wholly owned subsidiary of  East West Bancorp, Inc.), pursuant to the Purchase and Assumption Agreement, dated November 6, 2009, which report appears in the November 5, 2009 Current Report on Form 8-K/A of East West Bancorp, Inc.

/s/  KPMG LLP

Los Angeles, California
January 21, 2010